Exhibit 10.2

*** Text Omitted and Filed Separately

Confidential Treatment Requested

Under 17 C.F.R. §§ 200.80(b)(4) and 17 C.F.R. 24b-2

AMENDED AND RESTATED COMMERCIALIZATION AGREEMENT

This Amended and Restated Commercialization Agreement (together with all appendices attached hereto, this “Agreement”) is made and entered into on this 11th day of August, 2011 (the “Commencement Date”), but effective as of October 16, 2008 (the “Effective Date”) by and between ICM, Inc., a Kansas corporation with its principal place of business at 310 N. First Street, Colwich, KS 67030 (“ICM”) and Gevo, Inc., a Delaware corporation with offices at 345 Inverness Drive South, Building C, Suite 310, Englewood, CO 80112 (“Gevo”) (Gevo and ICM are collectively referred to as the “Parties” and each individually as a “Party”). As used in this Agreement, the term “Affiliates” means and refers to any entity that controls, or is controlled by, or is under common control with, that entity.

WHEREAS, Gevo owns or has rights to certain technology, which allows for the development and production of […***…];

WHEREAS, ICM has expertise in engineering and building facilities for […***…];

WHEREAS, the Parties previously entered into that certain Development Agreement, effective as of October 16, 2008 (together with all the appendices attached thereto, the “Development Agreement”), whereby the Process was demonstrated in ICM’s St. Joseph, MO pilot plant;

WHEREAS, Gevo desires to utilize ICM as its exclusive provider (subject to certain limitations) for engineering and construction services for Commercial Plants […***…] that are commissioned by Gevo, its Affiliates or in Gevo’s discretion its licensees;

WHEREAS, ICM and its Affiliates desire to work exclusively with Gevo in the field of […***…];

WHEREAS, the Parties desire to set forth certain parameters of a commercial relationship between them; and

WHEREAS, Gevo and ICM previously entered into a Commercialization Agreement, dated October 16, 2008 (“Commercialization Agreement”) and desire to amend and restate such agreement as set forth herein.

NOW, THEREFORE, for and in consideration of the foregoing and the mutual promises and covenants set forth herein and in the Commercialization Agreement, the Parties hereto agree as follows:

Definitions:

“Background IP” means, with respect to a Party, (i) any and all ideas, concepts, inventions, designs, discoveries, developments, drawings, notes, documents, descriptions, data, schematics, specifications, technical information, know-how, techniques, procedures, processes, methods,

* Confidential Treatment Requested

samples, models, prototypes, products, modifications, other copyrightable subject matter, and any other information or technology, whether in written, electronic, graphic or any other form that are (a) invented, discovered, reduced to practice, created, developed or acquired by or for such Party (alone or with others) prior to the Effective Date and/or (b) invented, discovered, reduced to practice, created, developed or acquired by or for such Party entirely independently of its activities under this Agreement, the Development Agreement, any Professional Services Agreement (as defined in Section 1.1(B) below) and any Design-Build Agreement (as defined in Section 1.1(B) below), including, without limitation, without any reference to any information, data or materials of the other Party and (ii) any improvements, modifications, enhancements, additions, revisions, extensions, upgrades, updates and derivatives to any and all of the foregoing. For the avoidance of doubt, (i) Gevo’s Background IP shall be deemed to, and shall include the Process, and (ii) ICM’s Background IP shall be deemed to, and shall include the ICM Process Technology.

“ICM Process Technology” shall mean […***…].

“Process” shall mean Gevo’s technology to produce […***…].

1. Commercialization. The Parties will jointly develop as needed (a) one or more fully engineered and fully-integrated Commercial Plant designs that will utilize Gevo’s Process on a commercial scale for new Commercial Plants, and (b) one or more fully engineered designs to retrofit an existing […***…] facility. Any such new or retrofit plant […***…] the Process in […***…] shall be considered a “Commercial Plant” and collectively, “Commercial Plants.” Further, subject to the remaining terms hereof, ICM will be the exclusive engineering services provider for the Commercial Plants for Gevo or, at Gevo’s discretion, for Gevo’s licensees. During the term of this Agreement, ICM agrees to work exclusively with Gevo in the field of […***…].

1.1	Engineering Services.

(A)	Subject to Sections 1.1(D) and 1.1(H) below and other relevant provisions of this Agreement, Gevo hereby engages and appoints ICM as an independent contractor to exclusively provide engineering services for all of Gevo’s Commercial Plants. The engineering services referenced in this Agreement include design

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engineering, process engineering, mechanical engineering and electrical and automation engineering, but excludes civil and structural engineering which shall be considered part of the scope of work for the construction services described below in Section 1.2.

(B)	During the term of this Agreement, the Parties agree to work in good faith to develop a scope of work and schedule necessary to permit ICM to fully engineer and design the first Commercial Plant. ICM’s scope of work shall include, without limitation, providing process flow, plant site layout, equipment lists, energy balance, cost estimates, project schedules, and design, process, mechanical and electrical engineering, including services sufficient to create process and instrumentation diagrams (P&IDs), for the first Commercial Plant. ICM shall also be responsible to create appropriate automation controls and software to operate the Commercial Plant. It is intended, but not required, that Gevo will identify a specific project for the first Commercial Plant prior to ICM performing its services. If a specific project has been identified, the Parties will enter into a separate design-build agreement or a master design-build or work agreement that may cover multiple plants (individually or collectively, together with all attachments thereto and any scope of work agreements and change orders mutually executed thereunder, the “Design-Build Agreement”), in a mutually agreeable form, which will cover engineering, procurement and construction services to be rendered by ICM. If no specific project has been identified and if requested by Gevo, the Parties will enter into a professional services agreement that will detail the exact scope of work required to be performed by ICM (together with all attachments thereto and change orders mutually executed thereunder, the “Professional Services Agreement”). The Professional Services Agreement will be negotiated in good faith and will contain industry standard terms and conditions. For purposes of clarification and for the avoidance of doubt, the Work Agreement, effective as of August 11, 2011, by and between the Parties (the “Work Agreement”), shall be, and shall be deemed to be, a “Design-Build Agreement” for purposes of this Agreement.

(C)	Gevo agrees to provide professional services from its engineers and technical representatives as reasonably requested by ICM to assure completion of Commercial Plants as required under the terms of the Professional Services Agreement and the Design-Build Agreement. To the extent that any intellectual property rights owned or licensed by Gevo are required for ICM to perform its services, Gevo shall be solely responsible for licensing ICM or obtaining licenses for ICM to permit ICM to fulfill its obligations hereunder and under the Professional Services Agreements and Design-Build Agreement.

(D)	Fees for the engineering services and licenses shall be determined as follows:

(i)	With respect to Commercial Plants that ICM is the construction services provider, the fee for the engineering services will be […***…].

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For purposes of clarity, ICM’s engineering and design services employees will be billed at […***…] as set forth on the ICM Standard Rate Schedule (defined below) as amended from time to time […***…] during the engineering phase of each such project and outside contractors billed at […***…]. ICM’s current standard rate schedule as of the Commencement Date is attached hereto and incorporated herein as Appendix I (“ICM Standard Rate Schedule”). ICM will provide Gevo with updates to Appendix I as ICM’s standard rates change.

(ii)	With respect to new or retrofitted Commercial Plants that ICM is not the construction services provider, but ICM provides the engineering services for such plant, Gevo will pay ICM a fee equal to […***…].

(iii)	With respect to Commercial Plants subject to a retrofit that ICM is not the construction services provider and is not the engineering services provider for a reason other than breach of this Agreement or any Design-Build Agreement by ICM, then for each such Commercial Plant, Gevo will pay to ICM a fee equal to […***…]. If, however, the exclusivity of ICM has terminated as set forth in Section 1.1(E), then no fee shall be payable for Commercial Plants that use process technology other than ICM Process Technology for contracts arising after the date on which the exclusivity terminates. For purposes of clarity, following the termination of the exclusivity of ICM, the […***…] fee shall still be payable for the retrofit of Commercial Plants that are licensed to use ICM Process Technology. This provision shall not apply to a new […***…] Commercial Plant due to the fact that ICM will not license a third party to engineer or construct a […***…] Commercial Plant that uses ICM Process Technology. The payments described in this Section are intended to pay for the licenses set forth in Section 1.1(G) below. Further, fees payable for Commercial Plants prior to the termination of exclusivity shall remain unaffected by the termination of the exclusivity.

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(iv)	In the event that the exclusivity of ICM or this Agreement is terminated by Gevo following any applicable cure period as a result of a breach of this Agreement or any Design-Build Agreement by ICM, then with respect to Commercial Plants subject to a retrofit that ICM is not the construction services provider and is not the engineering services provider, Gevo will pay to ICM a fee equal to […***…]. The payment is intended to pay for the license described in Section 1.1(G)(iii). The obligation to pay fees described in this subsection following termination of this Agreement shall survive the termination of this Agreement.

(v)	With respect to any services provided under the Professional Services Agreement described in the last sentence of Section 1.1(B), ICM will be paid […***…] for its professional services at ICM’s then current standard rate schedule as set forth on the ICM Standard Rate Schedule as amended from time to time.

Payment of fees described in Section 1.1(D)(i) shall be payable per the applicable Design-Build Agreement. Payment of the fees described in Sections 1.1(D)(ii) and 1.1(D)(v) shall be on a schedule mutually agreeable between the Parties at the time the services are requested. Payment of the fees described in Sections 1.1(D)(iii) and 1.1(D)(iv) shall be paid in advance.

(E)	Due to the fact that certain of ICM Process Technology will be included in the plant designs and engineering of the Commercial Plant, the Parties intend that ICM will be the exclusive engineering services provider for the Commercial Plants. However, in the event that (i) ICM fails to meet Gevo’s commercially reasonable timeline for the engineering of Commercial Plants and such failure fails to be cured in thirty (30) days’ time following notice of the same, or (ii) ICM otherwise refuses to provide construction services or engineering services for any Commercial Plant, then all of Gevo’s exclusivity obligations to ICM in this Agreement shall terminate and Gevo shall be entitled to engage or sublicense another engineering or construction services provider to perform applicable services with respect to the Commercial Plants. Upon termination of the exclusivity or upon termination of this Agreement by reason of a breach by ICM, if Gevo desires that ICM transfer the engineering and drawings with respect to the Process described in Section 1.5(C)(i) to Gevo or a third party, then Gevo will pay to ICM a […***…] technology transfer fee in the amount of […***…] to compensate ICM for the time and materials necessary to transfer the engineering and drawings with respect to the Process to Gevo or Gevo’s designee. Also, in such event, ICM will grant the applicable licenses set forth in Section 1.1(G).

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(F)	The Parties acknowledge that Gevo may enter into […***…], or other similar agreements with a third party (a “joint venture party”) for the purpose of retrofitting the plant to make it a Commercial Plant. Notwithstanding anything to the contrary in this Agreement, in the event Gevo’s joint venture party in a Commercial Plant refuses to allow ICM to perform engineering or construction services, then, subject to the payments described in Sections 1.1(D)(ii) or 1.1(D)(iii) (as applicable), Gevo shall be entitled to engage another engineering or construction services provider to perform applicable services with respect to the Commercial Plant. In such event, ICM will grant the applicable licenses set forth in Section 1.1(G).

(G)	ICM agrees to grant the licenses described below:

(i)	In the event that ICM is the construction services provider under Section1.1(D)(i) or in the event ICM is not the construction services provider under Section 1.1(D)(ii) above, then ICM will grant to Gevo or the owner or operator of the Commercial Plant, as applicable, a fully paid up commercial license to modify the ICM Process Technology to incorporate the Process and a license to use, operate and maintain the modified ICM Process Technology at the Commercial Plant.

(ii)	In the event that ICM is not the construction services provider or the engineering services provider for a Commercial Plant under Section 1.1(D)(iii) above, then, subject to the receipt of the payment of the license fees described in said section, ICM will grant to Gevo (or its designee) a fully paid up commercial license to use the designs and documents described in Section 1.5(C)(i) to the extent the same incorporates ICM Background IP for the purpose of obtaining third party engineering services for the specific Commercial Plant, and, if the Commercial Plant uses ICM Process Technology, ICM will grant to Gevo or the owner or operator of the Commercial Plant, as applicable, a license to modify the ICM Process Technology to incorporate the Process and a license to use, operate and maintain the modified ICM Process Technology at the Commercial Plant.

(iii)

In the event this Agreement is terminated by Gevo under Section 1.1(D)(iv) above, ICM will grant to Gevo (or its designee) a fully paid up commercial license to use the designs and documents described in Section 1.5(C)(i) to the extent the same incorporates ICM Background IP for all purposes, and, if a Commercial Plant is retrofitted to utilize the Process and the Commercial Plant also uses ICM Process Technology, then subject to the payment described in Section 1.1(D)(iv), ICM will grant to Gevo or the owner or operator of the Commercial Plant, as applicable, a license to modify the ICM Process Technology to incorporate the Process and a

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license to use, operate and maintain the modified ICM Process Technology at the Commercial Plant.

Gevo shall have the right to sublicense any of its rights in this Section 1.1(G) to an owner or operator of a Commercial Plant; provided that (a) a sublicensee shall have no right of any type or kind to ICM Background IP, including without limitation the ICM Process Technology, except to the extent of Gevo’s rights pursuant to this Section 1.1(G), and (b) Gevo shall not grant any sublicenses pursuant to Sections 1.1(G)(ii) or 1.1(G)(iii) unless and until it pays any applicable fees prior to exercising the license as set forth therein.

(H)	Notwithstanding the exclusive engineering license granted in Section 1.1(A), ICM acknowledges that (i) S & B Engineers and Constructors Ltd. (“S&B”) has been engaged by Gevo to provide certain engineering services relating to the development of the Process, and (ii) S&B has been engaged to provide certain engineering services related to the retrofit of Gevo’s […***…]. ICM hereby consents to such services. For future engineering services for all other Commercial Plants, the Parties acknowledge that it may be necessary to engage outside engineering firms as approved or requested by Gevo in the event that (i) ICM is unable to meet the reasonable schedule demands of Gevo, (ii) it is mutually determined that ICM does not possess the particular expertise for a specific scope of work, or (iii) the Parties otherwise mutually agree. To the extent that any future projects require engineering to be performed by third party engineers (including, without limitation, S&B), ICM will engage such third party engineers as subcontractors to perform the engineering services and any such subcontractor shall be, and shall be deemed to be, an ICM Subcontractor under the Work Agreement. For purposes of clarification, nothing in this Agreement shall prohibit or restrict Gevo from engaging any contractor to provide services relating to the development of the Process and alternatives to the same.

1.2	Construction Services.

(A)	Subject to Section 1.2(C) below, Gevo hereby engages and appoints ICM as its exclusive independent contractor to provide construction services for all Commercial Plants. ICM hereby accepts such engagement under the terms and conditions hereof.

(B)	For each Commercial Plant or multiple Commercial Plants, the Parties will enter into a Design-Build Agreement to be negotiated in good faith that will contain industry standard terms and conditions. With respect to […***…], the construction services under the applicable Design-Build Agreement will be provided […***…]; provided, however, if such construction services are appropriately completed according to schedule and cost (pursuant to a mutually agreeable

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schedule and cost target as set forth in the Design-Build Agreement), then the […***…] payable to ICM shall be increased by […***…]. For purposes of this provision, the Parties agree that […***…]. For purposes of clarification, any labor cost for ICM personnel for any engineering, construction and other services will be charged at […***…]. To the extent within their control, the Parties shall use commercially reasonable efforts to: (i) take advantage of and provide the benefit of any applicable sales or use tax exemptions and credits (including without limitation, any applicable sale for resale or similar exemption) on any services, materials and equipment incorporated in the Commercial Plant, and (ii) reduce the amount of any sales and use taxes payable on any services, materials and equipment incorporated in the Commercial Plant under applicable law. […***…]. However, the Parties’ failure to reach agreement on an alternate fee structure shall not be cause for the revocation of ICM’s exclusive appointment for construction services.

(C)	The exclusivity obligations of Gevo in this Agreement may be terminated by Gevo under the following circumstances:

(i)	The Parties mutually agree that the exclusivity shall terminate;

(ii)	ICM materially defaults under any Design-Build Agreement and fails to cure such default during any applicable cure period;

(iii)	ICM and its subcontractors are unable to construct the Commercial Plants to meet Gevo’s reasonable demand and timelines for such plants; or

(iv)	ICM’s contract price for construction services for Commercial Plants fails to be commercially reasonable (the Parties acknowledge that with respect to […***…], as the

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case may be, shall be deemed to be commercially reasonable); provided that ICM shall have the right to address and cure any alleged commercial unreasonableness; or

(v)	ICM becomes insolvent, enters or is forced into receivership or bankruptcy.

Additionally, ICM may waive its right to exclusivity on any particular Commercial Plant, but such waiver shall apply only to that specific project, and then only if construction on such project is commenced within twenty-four (24) months of ICM’s waiver.

In the event that the exclusivity obligations of Gevo are terminated under this Agreement for any reason, the exclusivity obligations of ICM set forth in Section 1 shall terminate at the same time.

1.3 Subcontractors. Gevo understands and agrees that ICM may carry out its obligations and responsibilities (or any of them) under any Professional Services Agreement and Design-Build Agreement through third party subcontractors, provided, however, that ICM shall enter into agreements that bind each subcontractor to terms and conditions materially consistent with and that substantially implements the terms and conditions of the Professional Services Agreement and Design-Build Agreements, including, without limitation, protection of Gevo’s Confidential Information (as defined in Appendix II hereto). Nothing herein shall limit the business terms and conditions on which ICM shall contract for services, labor, materials and equipment with its subcontractors and suppliers. ICM shall be responsible for the performance or non-performance of its subcontractors and supplier under ICM’s agreements with such third parties. ICM shall remove all liens entered by its subcontractors within thirty (30) days of notification of such lien.

1.4	Start-up, Training and Pre-Market and After-Market Services.

(A)	If requested by Gevo, ICM will agree to provide start-up commissioning services and initial training to Commercial Plants […***…].

(B)	ICM offers goods and services to […***…]. If requested by Gevo, ICM will agree to provide such services to Gevo and to Commercial Plants […***…]. Such goods and services include environmental consulting, insurance products, spare parts support, maintenance programs, specialty equipment packages, DCS support, after-market training, laboratory analysis, and specialty products not otherwise necessary for plant operations.

1.5	Intellectual Property.

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(A)	Gevo Ownership. The Parties agree that, as between each other, Gevo is the sole and exclusive owner of (i) Gevo’s Background IP (including without limitation the Process), (ii) Gevo’s Confidential Information (reference Appendix II), (iii) any engineering, designs, reports, documentation, data, technical information, technology and other documents, information and materials that are provided, made accessible, invented, created, developed, or contributed by or on behalf of Gevo under this Agreement, the Development Agreement, any Professional Services Agreements or any Design-Build Agreements, and (iv) any improvements, modifications, enhancements, additions, revisions, extensions, upgrades, updates and derivatives to any and all of the foregoing, but specifically excluding the ICM Background IP and any Commercial Joint IP.

(B)	ICM Ownership. The Parties agree that, as between each other, ICM is the sole and exclusive owner of the ICM Background IP (including without limitation the ICM Process Technology), and (ii) ICM Confidential Information (reference Appendix II), and (iii) any improvements, modifications, enhancements, additions, revisions, extensions, upgrades, updates and derivatives to any and all of the foregoing, but specifically excluding the Gevo Background IP and any Commercial Joint IP. It is specifically contemplated that certain portions of any new Commercial Plants will be identical or substantially similar to ICM Process Technology or otherwise use ICM Background IP. To the extent that the engineering and design for Commercial Plants incorporate ICM Background IP, ICM will nonetheless retain ownership to the intellectual property rights to the ICM Background IP incorporated into such engineering and designs. Notwithstanding anything contained herein to the contrary, (a) in no event shall ICM be required to license Gevo to use, operate, maintain and modify ICM Background IP that does not include the Process, and (b) in no event shall ICM be required to license Gevo to use, operate, maintain or modify the ICM Background IP unless Gevo pays ICM the applicable fees described in this Agreement. In no event shall ICM be required to license the ICM Background IP to Gevo or any third party following the termination of ICM’s exclusive rights set forth in Sections 1.1(E) or 1.2(C) for any new […***…] Commercial Plant. Additionally, there are no restrictions whatsoever with respect to ICM’s ability to make, use and sell such intellectual property and proprietary processes described in this Section 1.5(B) outside of the production of […***…].

(C)	Additionally, the Parties agree that, as between each other:

(i)	[…***…].

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[…***…].

(ii)	ICM shall be sole and exclusive owner of the […***…] software developed by ICM or its subcontractors for use in the operation of the Commercial Plants (“[…***…] Software”), provided that […***…]. Notwithstanding the foregoing, in the event that a Commercial Plant uses a […***…], then the provisions of the first sentence of this Section 1.5(C)(ii) shall not be applicable. If ICM is hired to provide revisions, modifications, reprogramming or other work product from the services with respect to […***…], then any such revisions, modifications, reprogramming or other services will be deemed “work made for hire” in favor or Gevo or the owner of the
[…***…]. Unless Gevo can provide to ICM adequate rights and licenses permitting work on the […***…], ICM will not be required to revise, modify, reprogram or provide other services with respect to the […***…].

(D)

Newly Developed Intellectual Property. The Parties agree that all technology, information, documents and other materials, and all intellectual property rights in any of the foregoing, that are first invented, discovered, reduced to practice, created, or developed by a Party (singularly or jointly) that results from or arises out of either Party’s performance of this Agreement, the Development Agreement, any Professional Services Agreement and any Design-Build Agreement, exclusive of the Process, Gevo Background IP, the ICM Process Technology and ICM Background IP (the “Commercial Joint IP”), are and shall be jointly owned by the Parties. To the extent that joint inventorship or joint ownership of Commercial

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Joint IP does not automatically vest jointly in both Parties by operation of law, each Party does hereby assign to the other Party joint rights in all Commercial Joint IP. Each Party shall disclose promptly in writing to the other any Commercial Joint IP of which it becomes aware. In the event that a Party desires to seek a patent or other governmental registration for any of the Commercial Joint IP, the Parties shall promptly meet to discuss and determine whether to seek any such registration. ICM shall be entitled to use and otherwise commercialize the Commercial Joint IP solely in the field of [...***...]. Gevo shall be entitled to use and otherwise commercialize the Commercial Joint IP solely in the field of [...***...]. Both Parties shall be entitled to use and otherwise commercialize the Commercial Joint IP in any other field.

1.6	Confidentiality. The confidentiality provisions set forth on Appendix II shall govern the transfer of information between the Parties with respect to the transactions contemplated by this Agreement.

1.7	Cure Periods. Notwithstanding anything contained herein to the contrary, for any cure or cure period referenced in this Agreement or any Professional Services Agreement or any Design-Build Agreement, (a) if a noticed default is incapable of being cured within the applicable cure period, and (b) the defaulting Party as promptly as possible initiates efforts to cure and thereafter uses its best efforts to cure such default as promptly as possible, then the defaulting Party shall be deemed to have cured such noticed default within the applicable cure period.

2. Project Leader. Each Party will appoint a project leader (“Project Leader”) to coordinate its part of the Project. The Project Leaders will be the primary contacts between the Parties with respect to the Project. Either Party may change its Project Leader upon written notice to the other Party. It is anticipated that a certain amount of training and technical transfer may be required to facilitate the effectuation of the Project. The Project Leaders will facilitate this training and technical transfer. The Project Leader for Gevo will be […***…] and the Project Leader for ICM will be […***…].

3. Dispute Resolution. Except for any payment obligations hereunder, if an unresolved dispute arises out of or relates to this Agreement, or breach thereof, either Party may refer such dispute to the Chief Executive Officer of ICM and Gevo’s Chief Executive Officer or his or her nominee for good faith negotiation toward a resolution. If such dispute is not resolved within forty-five (45) days after such referral, then either Party may thereafter pursue other remedies.

4. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Colorado, without reference to its conflict of laws principles.

5. Term. This Agreement is effective as of the Effective Date set forth above and will terminate on October 15, 2018 (the “Term”), unless otherwise agreed by the Parties in writing. Gevo or ICM may terminate this Agreement immediately upon the other Party’s material breach

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of Article 1.6 (“Confidentiality”) or Article 1.5 (“Intellectual Property”). Gevo may terminate this Agreement immediately upon a change of control of ICM, unless Gevo has consented in writing to such change of control. Either Party may terminate this Agreement with thirty (30) days’ notice in the event the other Party ceases regular operations, enters or is forced in bankruptcy or receivership, liquidates its assets or breaches this Agreement. In the event this Agreement is terminated, Gevo will be granted the licenses described in Section 1.1(G)(iii) and such licenses shall survive the termination of this Agreement.

6. Press Release. Neither Party shall issue any press release or public announcement relating to the subject matter of this Agreement prior to obtaining the written consent of the other Party as to the content and making of such release. Such consent shall not be unreasonably withheld.

7. Status of Parties. The Parties acknowledge and agree that the relationship between the Parties is not that of agent and principal or employer and employee, but rather the Parties are each independent contractors.

8. Unenforceability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect its other provisions, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

9. Assignment. This Agreement may not be assigned by either Party without the expressed prior written consent of the other Party. Such consent shall not be unreasonably withheld. Notwithstanding the foregoing but subject to Section 5, either Party may assign or otherwise transfer any and all rights and obligations under this Agreement to any successor in interest of over fifty percent (50%) of its entire business or its Affiliates at such Party’s sole discretion, without the prior consent of the other Party. Any successor in interest under this Agreement will assume and be bound by the same obligations and responsibilities the assigning Party has assumed herein. Any attempted assignment in violation of this Section 9 shall be null and void.

10. Entire Agreement. This Agreement, the Development Agreement, any Professional Services Agreement and any Design-Build Agreement, constitute the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes all previous negotiations, communications, and other agreements (including the Commercialization Agreement) whether written or verbal, between the Parties. This Agreement shall not be modified without the prior written consent of each Party. In the event that there is any ambiguity, conflict or difference between or among this Agreement, the Development Agreement, any Professional Services Agreement, and any Design-Build Agreement (excluding any scope of work agreements) and any scope of work agreements, that conflict, ambiguity or difference will be resolved in accordance with the following order of precedence, with items higher in the list prevailing over items lower in the list: (a) this Agreement; (b) the Development Agreement, (c) any Professional Services Agreement; (d) any Design-Build Agreement and any amendments thereto (excluding any scope of work agreements); and (e) any scope of work agreements.

11. Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given (a) on receipt, if delivered personally or by facsimile transmission (receipt verified), (b) three (3) days after deposit, if mailed by registered or certified mail (return receipt requested), postage prepaid, or (c) the next business day, if sent by nationally recognized express courier service, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Gevo:	Gevo, Inc.
[…***…]
345 Inverness Drive South
Building C, Suite 310
Englewood, Colorado 80112
[…***…]

With a copy to:	Gevo, Inc.
[…***…]
345 Inverness Drive South
Building C, Suite 310
Englewood, Colorado 80112
[…***…]

If to ICM:	ICM, Inc.
[…***…]
310 N. First Street
Colwich, KS 67030
[…***…]

With a copy to:	ICM, Inc.
[…***…]
310 N. First Street
Colwich, KS 67030
[…***…]

12. Headings. Headings are for convenience only and shall not affect the interpretation of this Agreement.

13. Survival. Sections 1.1(E) (but only with respect to the last two sentences therein), 1.1(G), 1.3 (but only with respect to the last sentence therein), 1.5, 1.6, 4, 5 (but only with respect to the last sentence therein), 6, 7, 8, 9, 10-16 and that section entitled “Definitions” shall survive the termination or expiration of this Agreement (except in each case to the extent such provisions are self-limiting in duration). Fees payable under Section 1.1(D) of this Agreement shall remain unaffected by the termination of this Agreement and the obligation to pay such fees shall survive the termination of this Agreement.

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14. Counterparts. This Agreement may be executed in multiple counterparts, which together shall constitute one agreement. Signatures received by facsimile shall be considered original signatures.

15. Interpretation. The interpretation of this Agreement shall be governed by the following rules:

(A)	all dollar figures shall mean the lawful currency of the U.S.A., unless expressly stated otherwise;

(B)	words importing the singular include the plural, and vice versa;

(C)	words importing the masculine gender, include the feminine and neuter, and vice versa;

(D)	where a reference is made to a “day”, “week”, “month” or “year”, the reference is to the calendar period;

(E)	in the calculation of time, the first day shall be excluded and the last day shall be included;

(F)	a reference in this Agreement to an article or section shall mean an article or section of this Agreement, as the case may be. Article and section headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; and

(G)	the word “including” means without limitation; and the words “herein”, “hereof”, “hereby”, “hereto” and “hereunder” refer to this Agreement as a whole.

16. Drafted Jointly. The Parties have participated jointly in the negotiations and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, there shall be no presumption or burden of proof which arises favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the Effective Date.

ICM, Inc.		Gevo, Inc.

By:		By:
	[…***…]		[…***…]

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Appendix I: ICM Standard Rate Schedule

[SEE ATTACHED]

Appendix II: Confidentiality Provisions

The Parties agree that each may receive (the “Receiving Party”) from the other (the “Disclosing Party”) certain information that is proprietary, secret, and confidential in furtherance of the objectives of this Agreement, and that such information will be disclosed by the Disclosing Party to the Receiving Party only on the terms and conditions contained herein. Nothing in this Agreement shall be construed or interpreted as requiring either Party to disclose any Confidential Information to the other Party.

1. Definition of Confidential Information

“Confidential Information” shall mean any and all business, technical, and financial information disclosed or submitted by a Disclosing Party to a Receiving Party, whether orally, visually, in writing, or by any other means, whether tangible or intangible, directly or indirectly and in whatever form or medium. Confidential Information disclosed orally shall be reduced to written, electronic or other format and identified as such by the Disclosing Party within thirty (30) days after such disclosure. Confidential Information may include, by way of example, but without limitation, data, materials, products, technology, specifications, manuals, formulae, equipment, business strategies, business plans, marketing plans, customer lists, know-how, drawings, pricing information, inventions, ideas, and other information, or its potential use, that is owned by or in possession of the Disclosing Party. Both Parties shall use best efforts to comply with the above, but should a Party fail to do so, not reducing information orally or visually disclosed to writing and marking it as “confidential” or with other substantially similar language does not necessarily exclude the information from being deemed “Confidential Information” provided that such information was identified as confidential at the time of disclosure.

Confidential Information shall not include information that: (a) is in the public domain prior to disclosure by the Disclosing Party to the Receiving Party; (b) becomes part of the public domain, by publication or otherwise, through no unauthorized act or omission on the part of the Receiving Party or any third party; (c) is lawfully in the Receiving Party’s possession prior to disclosure by the Disclosing Party, if such prior possession can be documented by the Receiving Party through written records that were in existence prior to such disclosure; or (d) is independently developed by the Receiving Party without the benefit of the Confidential Information if such development can be documented by the Receiving Party through written records. Confidential Information shall not be deemed to be in the public domain merely because such information is embraced by more general disclosures in the public domain, and any combination of features shall not be deemed to be within the foregoing exceptions merely because individual features are in the public domain if the combination itself and its principles of operation are not in the public domain.

2. Obligations of Protection

The Receiving Party acknowledges and agrees that all of the Confidential Information it receives from the Disclosing Party is confidential and proprietary to the Disclosing Party, and the Receiving Party agrees to hold the same in strictest confidence and take proper and appropriate steps, at all times, to protect the Disclosing Party’s Confidential Information. The Receiving Party shall not reproduce, summarize or otherwise disclose the Disclosing Party’s Confidential Information except to its employee(s) and/or agent(s) who have a specific need to know the Confidential Information. The Receiving Party shall inform such employee(s) and agent(s) of the confidential nature of such information and cause all such employee(s) and agent(s) to agree to abide by confidentiality obligations consistent with the terms of this Agreement. The Receiving Party shall notify the Disclosing Party immediately upon discovery of any unauthorized use or disclosure of Confidential Information, or any other breach of confidentiality provisions of this Agreement by the Receiving Party, its employees or agents, and shall cooperate with the Disclosing Party in every reasonable way to help the Disclosing Party regain possession of its Confidential Information and prevent its further unauthorized use. In all events, the Receiving Party shall be fully liable for any breach of this Agreement by its employees or agents.

3. Obligations of Non-disclosure

Except as provided in this Agreement, the Receiving Party shall not duplicate, reproduce, summarize or otherwise disclose the Disclosing Party’s Confidential Information to any person without prior express written consent of the Disclosing Party or unless required by law or court order. If the Receiving Party is required by law or court order to disclose any of the Disclosing Party’s Confidential Information, the Receiving Party shall furnish only such portion of the Disclosing Party’s Confidential Information as it is legally compelled to disclose and will exercise its best efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the Disclosing Party’s Confidential Information. Notwithstanding the foregoing, if practical, no Confidential Information of the Disclosing Party shall be disclosed pursuant to this paragraph until thirty (30) days after the Receiving Party has provided the Disclosing Party with written notice of its intent to disclose, along with the asserted grounds for disclosure, so that the Disclosing Party can seek an appropriate protective order or other relief.

4. Authorized Use of Confidential Information

Unless otherwise provided in this Agreement, Confidential Information of a Disclosing Party will be used by the Receiving Party only in connection with the performance of the obligations under this Agreement; no other use will be made of it by the Receiving Party, it being recognized that the Disclosing Party has reserved all rights to the Disclosing Party’s Confidential Information not expressly granted herein. Without limiting the generality of the foregoing, the Receiving Party agrees that it will not directly or indirectly use the Disclosing Party’s Confidential Information for commercial gain or for any purpose other than in connection with this Agreement. The Receiving Party agrees not to use any of the Disclosing Party’s Confidential Information as a basis upon which to develop, or have a third party develop, a competing or similar product, without the express prior written consent of the Disclosing Party.

All documents containing Confidential Information of the Disclosing Party shall remain the property of the Disclosing Party at all times. Upon the request of the Disclosing Party, the Receiving Party shall return or destroy all Confidential Information received from the Disclosing Party in whatever format, whether written or electronic, including any and all copies or reproductions of such Disclosing Party’s Confidential Information, within thirty (30) days of receiving such request. The Receiving Party shall also return or destroy any Confidential Information that was disclosed by the Disclosing Party visually or orally but was reduced to written, electronic or other format by the Receiving Party, or at the Receiving Party’s direction. Upon being requested to return or destroy the Confidential Information to the Disclosing Party, the Receiving Party shall permanently delete all such Confidential Information of the Disclosing Party from the Receiving Party’s computer hard drives and any other electronic storage medium (including any backup or archive system). At the Receiving Party’s option, any documents or other information created by the Receiving Party, or at its direction, which may contain from the Disclosing Party’s Confidential Information (“Receiving Party’s Work Product”) may be destroyed by the Receiving Party, rather than being delivered to the Disclosing Party. In such event, the Receiving Party, within ten (10) days of receiving the request to return all Confidential Information as described above, shall deliver to the Disclosing Party a written certificate, which certifies that the Receiving Party’s Work Product, and all copies thereof, have been destroyed.

5. Continuing Obligation

The Receiving Party’s obligations under this Agreement, including but not limited to its obligations not to disclose or use the Disclosing Party’s Confidential Information and its obligation to return all such Confidential Information to the Disclosing Party, shall continue in perpetuity even after the Disclosing Party’s Confidential Information is returned to the Disclosing Party and/or this Agreement is terminated. Such obligations shall not be affected by bankruptcy, receivership, assignment, attachment or seizure procedures, whether initiated by or against the Receiving Party, nor by the rejection of any agreement between the Parties by a trustee of the Receiving Party in bankruptcy, or by the Receiving Party as a debtor-in-possession or the equivalent of any of the foregoing under local law.